                                                                    Exhibit 99.2

             Alcoa's Summary Of The Key Terms Of The AWAC Agreements

Overview of structure

Alcoa World Alumina & Chemicals (AWAC) is comprised of a series of affiliated operating entities jointly owned by Alcoa Inc. (Alcoa) as to 60% and WMC Ltd, generally as to 40%. The one exception to that general structure is Alcoa of Australia Limited (AofA), where WMC has 39.25% with QBE holding the remaining 0.75%.

Scope

The scope of AWAC includes:

 .    Bauxite and Alumina: the mining of bauxite and other aluminous ores as well as the refining and other processing of these ores into alumina and other necessary but ancillary operations.

 .    Industrial Chemicals: the production and sale of industrial chemicals, comprised initially of the output of the existing Alcoa and AofA facilities for industrial alumina based chemicals and other agreed mineral-based chemicals or as may be agreed between the parties from time to time.

 .    Integrated Operations: ownership and operation of certain primary aluminum smelting, aluminum fabricating and other necessary but ancillary facilities that are run as part of an integrated operation at certain of the locations included within AWAC.

Role of Parties

Alcoa is the industrial leader of AWAC, including providing the operating management for all of the operating entities forming AWAC. The operating management is subject to the direction provided by the Strategic Council of AWAC to the boards of directors of the legal entities comprising AWAC. The parties agree to cause any of their representatives on the boards of any AWAC company to carry out the direction established by and implement the decisions of the Strategic Council. WMC's intention was that it would only have representation on boards of entities whose revenue equals or exceeds 25% of the consolidated revenue of AWAC.

The Strategic Council of AWAC is the principal forum for Alcoa and WMC to provide direction and counsel to the AWAC companies regarding strategic and policy matters. The Strategic Council is made up of five members, comprising three from Alcoa of which one is the Chairman, and two sourced from WMC of which one is the Deputy Chairman.

The Strategic Council meets as frequently as the Chairman after consultation with the Deputy Chairman determines but meetings of the Council must be held at least twice per year. The Deputy Chairman may request that the Chairman call a meeting but only if the Deputy Chairman declares that a serious situation exists must the Chairman call such a meeting.

All matters before the Strategic Council are to be decided by a majority vote save for the following matters which require approval by at least 80% of all members:

 .    any change to the existing scope of AWAC;
 .    any change in the dividend policy;
 .    equity calls against WMC and Alcoa in aggregate greater than US$1 billion in any year;
 .    sale of all or a majority of the assets of AWAC; and
 .    loans to Alcoa or WMC by AWAC.

From time to time WMC may request that one of its employees be seconded to AWAC, the extent of such secondment shall be as determined by the management of each AWAC Company, subject to the review and advice of the Strategic Council.

Exclusivity

Except for the domestic Brazilian market, Alcoa and WMC have agreed that AWAC is the exclusive vehicle for investments, operations or participations in the bauxite, alumina and industrial chemicals businesses mentioned above. Smelting and aluminum fabrication are not subject to that exclusivity although there were certain smelting and aluminum fabricating assets in AWAC, primarily those in AofA in which WMC already had an interest at the time that AWAC was formed. Thus, neither party (either directly or through its "affiliates") is to compete with AWAC in the bauxite, alumina and industrial chemicals business. WMC is also prohibited from competing with AWAC in aluminum smelting and aluminum fabricating but it is recognized that Alcoa will maintain independent aluminum smelting and fabricating operations that will be operated by Alcoa in coordination with AWAC. The exclusivity and non-compete obligations also apply to entities that control, are controlled by or are under common control with WMC or Alcoa.

It was acknowledged that either party may pursue opportunities outside of the bauxite and alumina and industrial chemicals business which include one of these as a secondary line of business. If so, the secondary bauxite and alumina or industrial chemicals business must be offered to AWAC for purchase at its acquisition cost or, if not separately valued, at an independently determined value. The decision to accept the offer requires a majority vote of the Strategic Council. If the Strategic Council elects not to accept the offer, Alcoa or WMC (as relevant) must divest itself of the component.

The AWAC agreements address the position of an acquirer of WMC or Alcoa as such an acquirer would become an "affiliate" of WMC or Alcoa (as relevant) and subject to the non-compete and exclusivity obligations of the agreements. If an acquirer already operated a bauxite, alumina or industrial chemicals business, that acquirer must either offer to AWAC for purchase the relevant business or divested itself of its existing businesses. If an acquirer had existing bauxite, alumina, industrial chemicals or aluminum smelting businesses, they would need to be mindful of competition issues.

Equity calls

The cash flow of AWAC and borrowings are the preferred sources of funding for the needs of AWAC. Should the aggregate annual capital budget of AWAC require an equity contribution from Alcoa and WMC, the following limits apply:

a) With respect to amounts up to US$500 million in annual equity requested to be contributed in aggregate by Alcoa and WMC to AWAC (including amounts requested pursuant to paragraphs (b) and (c) below), each party must contribute its proportionate share based on its current ownership in AWAC. If either party fails to contribute its share, the other party may contribute its own share and any portion not contributed by the non-contributing party. If it does so the non-contributing party will be diluted proportionately across all the constituent companies of AWAC by reference to the market value of AWAC.

b) With respect to annual equity requests made to Alcoa and WMC in aggregate in excess of US$500 million but less than US$1 billion, each party must declare within 30 days after the equity request is made if it has the ability to fund its share of the request and, if so, each party must contribute its proportionate share. Should WMC be unable to contribute the full amount of the equity in the year required the parties must work together to find alternative interim external funding arrangements, either for WMC to support its contribution or for AWAC directly, that are reasonably acceptable to WMC. If alternative external financing is not acceptable to WMC, Alcoa may fund the WMC proportional share and this contribution shall be deemed to be an unsecured loan by Alcoa to WMC. WMC must repay the amount contributed on its behalf plus interest in a period not to exceed one (1) year. If either WMC or Alcoa does not contribute all or part of its proportionate share pursuant to such alternative financing arrangements or if the Alcoa loan is not repaid, the contribution and dilution provisions set out in (a) above apply.

c) With respect to annual equity requests made to WMC and Alcoa in aggregate in excess of US$1 billion, each party must, subject to approval of the equity request by 80% vote of the Strategic Council, contribute its proportionate share. However, the parties must work together, if WMC is unable to contribute the full amount of the equity in the year required, to find alternative financing arrangements, either for WMC to support its contribution or for AWAC directly, that are reasonably acceptable to WMC. If WMC does not contribute the balance of its full proportionate share, Alcoa may make, and must be compensated for, all or part of the remaining contribution in WMC's place; however, WMC's interest in AWAC will not be diluted to the extent of Alcoa's contribution to the capital requirements in excess of US$1 billion. Alcoa's compensation, however, may take the form of a disproportionate allocation of the return associated with the excess contribution.

Dividend policy
AWAC must distribute by way of dividends at least 30% of the net income of the prior year of each of its constituent entities in each financial year unless the Strategic Council agrees by a vote of 80% of the appointed members to pay a smaller dividend at one of the AWAC companies. The parties will endeavor to distribute dividends above 30% of the net income of AWAC consistent with prudent financial management and in the context of the strategic and business objectives of AWAC.

Since the formation of AWAC and consistent with the intention to distribute dividends above 30% of net income, the parties have agreed in the past that it was financially prudent and within the strategic and business objectives of AWAC to distribute in excess of 30% of net income by way of dividend and capital return.

Leveraging policy
Debt of AWAC is subject to a limit of 30% of total capital (total capital being defined as the sum of debt (net of cash) plus any minority interest plus shareholder equity.

Since the formation of AWAC, AWAC has had very minimal debt.

Transfers of interests
Neither party may transfer its interest in AWAC to a third party (other than to an "affiliate" which is defined as an entity controlling, controlled by or under common control with the transferring party) without providing the other party a first right of refusal to purchase those interest on terms no less favorable than those proposed for the transfer or assignment to the third party. This restriction also applies to the transfer of any "affiliate" of WMC or Alcoa holding an interest in AWAC. Any increase or decrease in interest must be proportionate across all entities in AWAC unless the increase or decrease was the involuntary consequence of government action, in which case Alcoa and WMC must consult as to the appropriate course of action.

In addition, without the other party's consent, neither party can transfer its interests in AWAC to a "competitor". For these purposes, a competitor is any person engaged in the mining of bauxite, the processing of alumina or inorganic chemicals or the production of primary aluminum, either directly or indirectly through any company in which it holds legally or beneficially, either 10% of the issued capital or 10% of the voting power of the company.

Indemnification for pre-formation liabilities
To the extent that AWAC sustains an "extraordinary liability", in general each of Alcoa and WMC must indemnify AWAC to the extent of their pre-January 1, 1995 (the date of formation of AWAC) ownership interest. In general, an "extraordinary liability" is (i) a liability to a third party claim at law or in equity, (ii) a claim by any government or governmental agency, (iii) an environmental liability, or (iv) certain industrial diseases, which in any case relates to an act or omission prior to formation. To be subject to indemnity the claim (or series of related claims) must exceed a threshold of US$250,000.

A special, detailed regime applies in relation to extraordinary liabilities relating to environmental and industrial hygiene conditions and identified litigation, which are not subject to the threshold amount.

Subsequent review
At the eighth anniversary of the formation of AWAC, if either party believes that a material inequity has occurred since the formation of AWAC, it may require the parties review that inequity and negotiate a possible adjustment to the arrangements between them to address its effect. The provision cannot be invoked by a party unless the material inequity exceeds US$200 million, or there is a series of material inequities which in aggregate exceed US$200 million and each is at least US$50 million. The maximum amount of an adjustment will be US$400 million.

The material inequity must result from a significant, unforeseen and irreversible circumstance or event that was reasonably unforeseen by the claiming party on January 1, 1995. The provision is not intended to address normal fluctuations in production costs or alumina, alumina chemicals or aluminum prices, nor to reopen risks that were valued between the parties at the time of formation of AWAC. If the parties cannot agree on an adjustment, no adjustment will be made.

Demerger
As the details of WMC's demerger are not known, it remains to be determined whether the dermerger will trigger or otherwise affect any rights under the AWAC agreements.